EXHIBIT 24


                              CONFIRMING STATEMENT


This statement confirms that the undersigned, Charlotte L. Perkins, has authorized and designated each of John D. Austin, J. Keith Middleton and Jeffery
W. Fender or any of them to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange commission as a result of the undersigned's ownership of or transactions in securities of Performance Food Group Company. The authority of John D. Austin, J. Keith Middleton and Jeffery
W. Fender under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Performance Food Group Company unless earlier revoked in writing. The undersigned acknowledges that neither John D. Austin, J. Keith Middleton nor Jeffery W. Fender is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date:   03/1/2006                              /s/  Charlotte L. Perkins
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                                                    Charlotte L. Perkins